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                                                                     Exhibit 3.2


                             ARTICLES OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                             HMC MERGER CORPORATION


          HMC Merger Corporation, a Maryland corporation having its principal office in Bethesda, Maryland (the "Corporation"):

          DOES HEREBY CERTIFY THAT:

          FIRST: The Corporation desires to amend its Articles of Incorporation as currently in effect.

          SECOND: The amendments to the Articles of Incorporation of the Corporation are as follows:

          Article FIFTH of the Articles of Incorporation of the Corporation shall be amended by deleting such Article FIFTH and replacing it with the following so that, as amended, Article FIFTH shall read in its entirety as follows:

               "FIFTH:  Section 5(a)  Shares and Par Value.  The total number of
                                      --------------------
     shares of stock of all classes ("Capital Stock") which the Corporation has authority to issue is 800,000,000 shares, 750,000,000 of which initially are classified as common stock, par value of $.01 per share ("Common Stock"), and 50,000,000 of which initially are classified as preferred stock, par value $.01 per share ("Preferred Stock"). The aggregate par value of all classes of stock that the Corporation shall have authority to issue is $8,000,000. The Board of Directors may, by adopting a resolution and filing articles supplementary with the State Department of Assessments and Taxation of Maryland, classify and reclassify any unissued shares of Capital Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of stock. The power of the Board of Directors under this Section 5(a) to classify and reclassify any of the shares of Capital Stock shall include, without limitation, authority to classify or reclassify any unissued shares of such stock (including shares initially designated as Common Stock or Preferred Stock above)
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     into Common Stock, Preferred Stock, a class or classes of preferred stock, preference stock, special stock or other stock (including non-voting common stock), and to divide and classify shares of any class into one or more series of such class. Unless otherwise specifically provided for in the terms of any class or series of stock now or hereafter created, the amount that would be needed, if the Corporation were to be dissolved at the time of a distribution, to satisfy the preferential rights on dissolution of stockholders whose preferential rights are superior to those receiving the distribution, shall not limit the ability of the Corporation to make any distribution or the amount thereof.

               Section 5(b)  Common Stock.  The following is a description of
                             ------------
     the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Common Stock of the Corporation:

               (1) Voting Rights.  Each share of Common Stock shall have one
                   -------------
     vote on all actions to be taken by the stockholders of the Corporation, and, except as otherwise provided in respect of any class of stock at any time classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

               (2) Dividends.  Subject to the provisions of law and any
                   ---------
     preferences of any class of Capital Stock, including any shares of Preferred Stock, hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation's stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable and the holders of the Common Stock shall share ratably in any such dividends, in proportion to the number of shares of Common Stock held by them respectively, on a share for share basis.

               (3) Liquidation Rights.  In the event of any liquidation,
                   ------------------
     dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of Capital Stock at any time classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation are entitled, including any shares of Preferred Stock, together with the holders of any other class of Capital Stock hereafter
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     classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

               Section 5(c)  Preferred Stock.  The Board of Directors shall have
                             ---------------
     the authority to classify and reclassify any unissued shares of Preferred Stock from time to time by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of the Preferred Stock. Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of Preferred Stock shall include, without limitation, subject to the provisions of the charter, authority to classify or reclassify any of the shares of such stock into Common Stock, a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

               (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized class of stock so redeemed, purchased, otherwise acquired or converted into shares of Common Stock and be subject to classification and reclassification as provided in this Article FIFTH.

               (2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non- cumulative and as participating or non-participating.

               (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.
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               (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

               (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

               (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

               (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this
     Section 5(c), and, if so, the terms and conditions thereof.

               (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the charter of the Corporation.

               Section 5(d)  Ranking of Classes or Series of Capital Stock.  For
                             ---------------------------------------------
     the purposes hereof and of any articles supplementary to the charter providing for the classification or reclassification of any shares of Capital Stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

               (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series
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     shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

               (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

               (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be."

          THIRD: In accordance with the requirements of Section 2-604 of the Maryland General Corporation Law, as amended, (i) the Board of Directors of the Corporation, acting by unanimous written consent, duly adopted resolutions proposing and declaring advisable the amendments to the Articles of Incorporation of the Corporation as set forth above and (ii) the sole stockholder of the Corporation, acting by written consent of the sole holder of all of the outstanding shares of capital stock of the Corporation, duly approved and adopted the amendments to the Articles of Incorporation of the Corporation as set forth above.

          FOURTH: Immediately before the effectiveness of these Articles of Amendment of Articles of Incorporation of HMC Merger Corporation (the "Effective Time"), the total number of shares of stock the Corporation had authority to issue was one thousand (1,000) shares of common stock, having a par value of $0.01 per share, all of one class, with an aggregate par value of $10. At the Effective Time, the total number of shares of stock the Corporation will have authority to issue is 800,000,000 shares, 750,000,000 of which initially will be classified as common stock, having a par value of $0.01 per share, and 50,000,000 of which initially will be classified as preferred stock, par value $.01 per share. The aggregate par value of all classes of stock that the Corporation shall have authority to issue is $8,000,000.
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          FIFTH:  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class of capital stock of the Corporation shall be as set forth in Article SECOND of these Articles of Amendment of Articles of Incorporation.


          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment of Articles of Incorporation of HMC Merger Corporation to be signed in its name and on its behalf by its President and attested by its Secretary on this 19th day of November, 1998, and its President acknowledges that these Articles of Amendment of Articles of Incorporation of HMC Merger Corporation are the act of the Corporation, and under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.



                                    By: /s/ Robert E. Parsons, Jr. (seal)
                                        ---------------------------
                                        Robert E. Parsons, Jr.
                                        President



ATTEST:

/s/ Christopher G. Townsend
---------------------------------
Christopher G. Townsend
Secretary